Exhibit 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Sotheby’s

(Name of Issuer)

Common stock, par value $0.01 per share

(Title of Class of Securities)

835898107

(CUSIP Number)

Joshua L. Targoff

Third Point LLC

375 Park Avenue, 21st Floor

New York, NY 10152

(212) 715-3880

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 27, 2014

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 835898107

1	NAME OF REPORTING PERSONS Third Point LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,550,000 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,550,000 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,550,000 (see Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.53%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 835898107

1	NAME OF REPORTING PERSONS Daniel S. Loeb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,550,000 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,550,000 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,550,000 (see Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.53%
14	TYPE OF REPORTING PERSON IN

This Amendment No. 2 to Schedule 13D (this “Amendment No. 2”) relates to the common stock, par value $0.01 per share (the “Common Stock”), of Sotheby’s, a Delaware corporation (the “Issuer” or the “Company”) and amends the Schedule 13D filed on August 26, 2013, as amended by Amendment No. 1 filed on October 2, 2013 (the “Original Schedule 13D” and, together with this Amendment No. 2, the “Schedule 13D”). Capitalized terms used and not defined in this Amendment No. 2 have the meanings set forth in the Original Schedule 13D.

This Amendment No. 2 is being filed to amend Item 3, Item 4 and Item 5 as follows:

Item 3 Source and Amount of Funds or Other Consideration

Item 3 of the Original Schedule 13D is amended and restated to read as follows:

The Funds expended an aggregate of approximately $287,096,194 of their own investment capital to acquire the shares of Common Stock held by them, for a total average cost per share of $43.83.

The Reporting Persons and Funds may effect purchases of shares of Common Stock through margin accounts maintained for them with brokers, which extend margin credit as and when required to open or carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms’ credit policies. Positions in shares of Common Stock may be held in margin accounts and may be pledged as collateral security for the repayment of debit balances in such accounts. Such margin accounts may from time to time have debit balances. In addition, since other securities may be held in such margin accounts, it may not be possible to determine the amounts, if any, of margin used to purchase shares of Common Stock.

Item 4 Purpose of Transaction

Item 4 of the Original Schedule 13D is amended by adding the following:

The Reporting Persons initially filed a Schedule 13D in August after concluding that Sotheby’s – one of the world’s foremost luxury brands – was languishing and lacked the resolve to change despite the obvious need to do so. We commend the Company for taking some action following our filing and believe these expeditious improvements demonstrate the benefits of engaging with shareholders. Today, much remains to be done to enhance the Company’s competitive position, improve its strategy and boost shareholder value. As Sotheby’s largest shareholder, the Reporting Persons remain firm in their conviction that the current Board will benefit greatly from new perspectives and different expertise to move the Company forward. Therefore we are nominating three new Directors to the Board.

Sotheby’s has made some improvements since our filing, most notably in certain capital allocation practices. The Company’s focus on returning capital to shareholders was long delayed, but welcome. Additionally, Sotheby’s effort to value its London and New York City headquarters for possible sale shows an overdue recognition of the importance of optimizing the Company’s balance sheet.

We believe these prompt and long overdue developments make the case that the Company and all shareholders will benefit from having an owner’s perspective in the boardroom. While the Reporting Persons currently own almost 10% of the Company’s common stock, the Company’s Directors’ collective holdings are less than 1%, with only two members of the Board holding above 0.1% of shares outstanding. The Board’s refusal to fully embrace its shareholders’ desire for change was revealed by its adoption of a “poison pill” in October. We believe the pill has been put into place solely to entrench the current Board and is wrongful. As a response to shareholder demands for increased transparency and accountability, the pill demonstrated that this Board’s paramount interest is in ensuring its members are protected rather than maximizing value by considering shareholders’ (evidently valid) suggestions for improvement. No action could have revealed more clearly the need for new blood and fresh views in the boardroom at this critical inflection point for Sotheby’s.

The Reporting Persons also believe the entrenched Directors lack the fresh perspective necessary to overhaul the Company’s challenged operational structure and cure its cultural malaise. Institutional Shareholder Services recently released “QuickScore 2.0” guidelines for optimal board structure, stating that “tenure of more than nine years (can)…potentially compromise a director’s independence.” Using this metric, Sotheby’s current Board fares poorly, with five of its twelve current Directors in service for over nine years and 75% of current directors seated for at least seven years.

The Reporting Persons contend that the entrenched Board also lacks an expert in the type of fundamental corporate restructuring that Sotheby’s must undertake. The tasks ahead for this Board remain formidable – including critical cost-cutting treated only superficially to date and further leveraging the company’s brand and market knowledge to capture a greater share of the global art profit pool by refocusing online initiatives, increasing private sales, and taking a larger slice of the contemporary art market. It is a matter of concern to all shareholders that no Board member today possesses a demonstrated track record in this type of restructuring.

Finally, the Reporting Persons believe that despite the recent appointment of Domenico De Sole, all shareholders will benefit from further depth of experience in Sotheby’s key business building block: luxury customer relationship development.

Based on these views, the Reporting Persons today provided formal notice to the Issuer that they will nominate Daniel S. Loeb, Harry J. Wilson, and Olivier Reza (the “Third Point Nominees”) for election to the Board at the 2014 Annual Meeting.

Daniel S. Loeb is the Chief Executive Officer and Founder of Third Point LLC, a New York-based institutional asset manager with over $14 billion under management.

Harry J. Wilson is the Chairman and CEO of MAEVA Group LLC, a corporate turnaround and restructuring boutique. Before founding MAEVA, Mr. Wilson was a Senior Advisor to the US Treasury Department, serving as a senior member of the President’s Automotive Task Force with principal responsibility for the successful restructuring of General Motors. Mr. Wilson was a partner at Silver Point Capital, a prominent credit-oriented investment fund, before serving on the Automotive Task Force.

Both Mr. Loeb and Mr. Wilson served on the Board of Yahoo! Inc. from May 2012 until July 2013. Over this period, Yahoo’s share price increased by 91%, creating over $16 billion of value for that company’s shareholders.

Olivier Reza is the lead designer and head of the House of Alexandre Reza, an internationally renowned luxury jeweler based in Paris. Prior to assuming his present position, Mr. Reza served as a Managing Director in the Mergers and Acquisitions group at Lazard Freres & Co. LLC in New York.

In connection with their intended proxy solicitation, Third Point LLC and certain of its affiliates intend to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to solicit stockholders of the Issuer. Third Point LLC will furnish the definitive proxy statement to the stockholders of the Issuer, together with a WHITE proxy card. THIRD POINT LLC STRONGLY ADVISES ALL STOCKHOLDERS OF THE ISSUER TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

THIRD POINT PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Third Point LLC, Daniel S. Loeb, Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Reinsurance Co. Ltd., Lyxor/Third Point Fund Limited, Third Point Advisors LLC, Third Point Advisors II LLC, Harry J. Wilson and Olivier Reza. Certain of these persons hold direct or indirect interests as of 4 p.m. New York City time on February 26, 2014 as follows: Third Point LLC beneficially owns 6,550,000 shares of Common Stock; Mr. Loeb beneficially owns 6,550,000 shares of Common Stock; Third Point Offshore Master Fund L.P. may be deemed to beneficially own 2,718,700 shares of Common Stock; Third Point Ultra Master Fund LP may be deemed to beneficially own 1,774,500 shares of Common Stock; Third Point Partners L.P. may be deemed to beneficially own 175,900 shares of Common Stock; Third Point Partners Qualified L.P. may be deemed to beneficially own 1,086,500 shares of Common Stock; Third Point Reinsurance Co. Ltd. may be deemed to beneficially own 674,000 shares of Common Stock; Lyxor/Third Point Fund Limited may be deemed to beneficially own 120,400 shares of Common Stock; Third Point Advisors LLC may be deemed to beneficially own 1,262,400 shares of Common Stock; Third Point Advisors II LLC may be deemed to beneficially own 4,493,200 shares of Common Stock; and Messrs. Loeb, Reza and Wilson each have an interest in being nominated and elected as a director of the Issuer.

Item 5 Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is amended and restated to read as follows:

        (a) As of 4:00 p.m., New York City time, on February 26, 2014, the Reporting Persons beneficially own an aggregate of 6,550,000 shares of Common Stock held by the Funds (the “Shares”). The Shares represent 9.53% of the Issuer’s Common Stock outstanding. Percentages of the Common Stock outstanding reported in this Schedule 13D are calculated based upon the 68,709,158 shares of Common Stock outstanding as of October 31, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed by the Issuer with the SEC on November 12, 2013.

(b) Each of the Reporting Persons shares voting and dispositive power over the shares of Common Stock held directly by the Funds.

(c) Set forth on Schedule I hereto are all transactions in the securities of the Issuer effected during the past sixty days by the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on February 26, 2014.

(d) Other than the Funds that directly hold the securities of the Issuer, and except as set forth in this Item 5, no other person is known to have the right to receive, or the power to direct the receipt of, dividends from or proceeds from the sale, of the Shares.

(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THIRD POINT LLC By: Daniel S. Loeb, Chief Executive Officer
Date: February 27, 2014

	By:	/s/ William Song

Name: William Song
Title: Attorney-in-Fact

DANIEL S. LOEB

Date: February 27, 2014

	By:	/s/ William Song

Name: William Song
Title: Attorney-in-Fact

SCHEDULE I

This Schedule sets forth information with respect to each purchase and sale of Shares which was effectuated by a Reporting Person during the past sixty days, inclusive of any transactions effected through 4:00 p.m., New York City time, on February 26, 2014. Unless otherwise indicated, all transactions were effectuated in the open market through a broker.

Date of Transaction	Number of Shares Purchased (Sold)	Price per Share
1/2/14*	(140,000)	52.96
1/2/14*	140,000	52.96
2/26/14	200,000	49.32

*	Rebalance trade.